UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  April 24, 2007
(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 (Other Events)

On April 24, 2007, IBM announced that its Board of Directors declared a regular quarterly cash dividend and authorized additional funds for use in the company’s stock repurchase program.  The press release is Attachment I of this Form 8-K.  Attachment II contains information that is being posted on IBM’s Investor Relations website (www.ibm.com/investor/) in connection with the company’s stock repurchase program.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 24, 2007

	By:	/s/ Andrew Bonzani
Andrew Bonzani
Vice President,
Assistant General Counsel &
Assistant Secretary

ATTACHMENT I

IBM BOARD APPROVES 33 PERCENT INCREASE IN QUARTERLY CASH DIVIDEND;
AUTHORIZES $15 BILLION FOR STOCK REPURCHASE

KNOXVILLE, Tenn., April 24, 2007 … The IBM board of directors today declared a regular quarterly cash dividend of $0.40 per common share, payable June 9, 2007 to stockholders of record May 10, 2007.

Today’s dividend declaration represents an increase of  $0.10, or 33 percent more than the prior quarterly dividend of $0.30 per common share. In the last two years IBM has doubled its quarterly dividend.

This is the 12th year in a row that IBM has increased its quarterly cash dividend, representing a total increase of  540 percent since 1996.

With the payment of the June 9 dividend, IBM will have paid 366 consecutive quarterly dividends, starting in 1916.

The board also authorized $15 billion in additional funds for use in the company’s stock repurchase program.  This amount is in addition to approximately $1.4 billion for stock repurchase remaining at the end of March from a prior authorization.  With this new approval, IBM now has approximately $16.4 billion for its stock repurchase program.  IBM may repurchase shares on the open market or in private transactions, including structured or accelerated transactions, depending on market conditions.

“These announcements underscore the strength of IBM’s business model and our strategy.  Over the past several years we have taken strategic actions to capture our industry’s profitable growth opportunities and to globally integrate IBM,” said Samuel J. Palmisano, IBM chairman, president and chief executive officer. “This gives us significant financial flexibility to use our capital to drive growth through investments in acquisitions and capital expenditures, and to increase returns to shareholders through dividends and stock repurchase, as we are doing today.”

IBM said it may complete a substantial portion of the repurchases during the next several months. The company said that, as a result of the increased share repurchase, 2007 earnings per share growth—excluding any gain from the recently-announced sale of its printer business—could be 12 to 14 percent, which is one to three points more than its previous estimates. At this time, IBM does not anticipate requesting board approval for additional funds for stock repurchases within the next 12 months.

Additional information about this share repurchase activity, including the associated financial leverage, is available on IBM’s investor web site at http://www.ibm.com/investor/viewpoint/ircorner/2007/07-04-24-1.phtml

# # #

ATTACHMENT II

IBM Announces $15 Billion Authorization for Share Repurchase

April 24, 2007

IBM has a long history of returning value to shareholders through a combination of share repurchase and dividends.  IBM increased its dividend in each of the last 12 years, and in the last 2 years IBM has doubled its quarterly dividend.  And since 1995, IBM spent almost $80 billion to repurchase over 1.2 billion shares at an average price of $63 per share.

On April 24, 2007, IBM’s Board of Directors authorized $15 billion in additional funds for use in the company's stock repurchase program.  Including the remaining balance at the end of March from prior authorizations, IBM has approximately $16.4 billion available for stock repurchase.  At this time, IBM does not anticipate requesting board approval for additional funds for stock repurchases within the next 12 months.

IBM may repurchase shares on the open market or in private transactions, including structured or accelerated transactions, depending on market conditions.  The company may complete a substantial portion of the repurchases over the next several months.

IBM intends to borrow a large portion of the funds for this repurchase, and maintain increased financial leverage.  The company is confident in its ability to sustain strong cash flows and financial flexibility to continue to execute its current investment, dividend and acquisition strategies.

In the first quarter earnings report, IBM said that it expected to deliver earnings per share growth for 2007 in line with its long term objective of 10% to 12% earnings per share growth.  The additional or accelerated repurchase activity could contribute an incremental one to three points of earnings per share growth above IBM’s previous estimate.  This takes into account a lower share count, partially offset by lower pre-tax income due to a higher level of interest expense.  With this, IBM would expect earnings per share growth to be 12% to 14%, excluding the gain from the previously announced sale of its printer business.  The actual amounts will depend on the total amount spent, the timing of repurchases, and market conditions.  The company will disclose further details upon execution, including the impact to 2007 financial results.